Exhibit 2.3
STOCK PURCHASE AGREEMENT
BY AND AMONG
OMNITECH PARTNERS, INC.
OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC.,
PAUL F. MAXIN,
EUGENE J. POCHAPSKY
AND
THE O’GARA GROUP, INC.
dated as of
January 10, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II SALE AND TRANSFER OF SHARES; CLOSING		5
2.1	SHARES	5
2.2	PURCHASE PRICE	5
2.3	CLOSING	5
2.4	CLOSING OBLIGATIONS	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE ACQUIRED COMPANIES		7
3.1	ORGANIZATION AND GOOD STANDING	7
3.2	AUTHORITY; NO CONFLICT	7
3.3	CAPITALIZATION; ACQUIRED COMPANIES SHARES	8
3.4	FINANCIAL STATEMENTS	9
3.5	BOOKS AND RECORDS	9
3.6	TITLE TO PROPERTIES; ENCUMBRANCES	9
3.7	CONDITION AND SUFFICIENCY OF ASSETS	10
3.8	INVENTORY	10
3.9	ACCOUNTS RECEIVABLE	11
3.10	NO UNDISCLOSED LIABILITIES	11
3.11	TAXES	11
3.12	NO MATERIAL ADVERSE EFFECT	12
3.13	EMPLOYEE BENEFITS	12
3.14	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS	14
3.15	LEGAL PROCEEDINGS	14
3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS	15
3.17	CONTRACTS; NO DEFAULTS	16
3.18	GOVERNMENT CONTRACTING	18
3.19	INSURANCE	19
3.20	ENVIRONMENTAL MATTERS	19
3.21	EMPLOYEES	20
3.22	LABOR RELATIONS	20
3.23	INTELLECTUAL PROPERTY	20
3.24	CERTAIN PAYMENTS	21
3.25	RELATIONSHIPS WITH RELATED PERSONS	22
3.26	BROKERS OR FINDERS	22
3.27	DEPOSIT ACCOUNTS	22
3.28	CUSTOMER RELATIONSHIPS	22
3.29	UPDATING SELLER DISCLOSURE SCHEDULES	22

ARTICLE III.A REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO SELLERS		23
3A.1	AUTHORITY AND VALIDITY	23
3A.2	NO CONFLICT	23
3A.3	CONSENTS AND APPROVALS	23

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3A.4	SECURITIES LAWS	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TOG		24
4.1	ORGANIZATION AND GOOD STANDING	24
4.2	AUTHORITY; NO CONFLICT	25
4.3	CAPITALIZATION; TOG’S SHARES	25
4.4	FINANCIAL STATEMENTS	26
4.5	TOG STOCK	26
4.6	UPDATING TOG DISCLOSURE SCHEDULES	26

ARTICLE V COVENANTS OF SELLERS		26
5.1	RESTRICTIVE COVENANT OF SELLERS	26
5.2	OPERATION OF THE BUSINESS	27
5.3	NEGATIVE COVENANTS	28
5.4	CONSENTS AND APPROVALS	30
5.5	EFFORTS TO SATISFY CONDITIONS	30
5.6	NO NEGOTIATION	30
5.7	SEC FORM S-1	31
5.8	ACCESS AND INVESTIGATION	31
5.9	REPRESENTATIONS AND WARRANTIES	31
5.10	TRANSFER OF EXCLUDED ASSETS	32
5.11	CERTAIN REAL PROPERTY MATTERS	32

ARTICLE VI COVENANTS OF TOG		32
6.1	CONSENTS AND APPROVALS	32
6.2	EFFORTS TO SATISFY CONDITIONS	32
6.3	SEC FORM S-1	32
6.4	ACCESS AND INVESTIGATION	33
6.5	REPRESENTATIONS AND WARRANTIES	33
6.6	INDEMNIFICATION OF OFFICERS AND DIRECTORS	33

ARTICLE VII CONDITIONS TO OBLIGATIONS OF TOG		34
7.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED	34
7.2	IPO CLOSED	34
7.3	NO PROHIBITION	34
7.4	REQUIRED CONSENTS	35
7.5	NO ACTION	35

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLERS		35
8.1	REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED	35
8.2	IPO CLOSED	35
8.3	NO PROHIBITION	35
8.4	REQUIRED CONSENTS	36
8.5	NO ACTION	36
8.6	RELEASE FROM GUARANTEES	36

ARTICLE IX INDEMNIFICATION; REMEDIES		36
9.1	SURVIVAL	36

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9.2	INDEMNIFICATION BY SELLERS	36
9.3	INDEMNIFICATION BY PURCHASER AND THE COMPANY	37
9.4	INDEMNIFICATION PROCEDURES	38
9.5	LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES	39
9.6	CALCULATION OF LOSSES	40
9.7	TAX TREATMENT OF INDEMNITY PAYMENTS	40
9.8	EXCLUSION OF DAMAGES	40
9.9	EXCLUSIVE REMEDY	40
9.10	NO CIRCULAR RECOVERY	40

ARTICLE X TERMINATION		41
10.1	TERMINATION	41
10.2	EFFECT OF TERMINATION	41

ARTICLE XI TAX MATTERS		41
11.1	SECTION 338(h)(10) ELECTION	41
11.2	TAX RETURNS	43

ARTICLE XII GENERAL PROVISIONS		44
12.1	EXPENSES	44
12.2	PUBLIC ANNOUNCEMENTS	44
12.3	NOTICES	44
12.4	FURTHER ASSURANCES	45
12.5	WAIVER	45
12.6	ENTIRE AGREEMENT AND MODIFICATION	46
12.7	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	46
12.8	SEVERABILITY	46
12.9	SECTION HEADINGS, CONSTRUCTION	46
12.10	GOVERNING LAW	46
12.11	COUNTERPARTS	46

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STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (“Agreement”) is made and entered into as of January 10, 2008, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), OmniTech Partners, Inc., a Pennsylvania corporation (“OMNI”), Optical Systems Technology, Inc., a Pennsylvania corporation (“OSTI”), Keystone Applied Technologies, Inc., a Pennsylvania corporation (“Keystone”; OMNI, OSTI and Keystone are each referred to herein as an “Acquired Company” and together as the “Acquired Companies”), and Paul F. Maxin, a resident of Pennsylvania (“Maxin”), and Eugene J. Pochapsky, a resident of Pennsylvania (“Pochapsky”; Maxin and Pochapsky are each referred to herein as a “Seller” and together as the “Sellers”).
WITNESSETH
          WHEREAS, Sellers desire to sell, and TOG desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Acquired Companies for the consideration and on the terms set forth in this Agreement; and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to the purchase;
          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and subject to the terms and conditions herein set forth, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
          “Acquired Companies” — has the meaning given it in the introductory paragraph. Acquired Companies specifically exclude the Excluded Assets.
          “Affiliate” of a Person means any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the ability to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, any Person who has the power to vote, directly or indirectly, 50% or more of the voting securities of a Person will be conclusively presumed to be in control of such Person.
          “Closing Date”— the date and time as of which the Closing actually takes place.
          “Closing Documents” — all documents to be delivered by the parties to each other on or prior to the Closing Date pursuant to this Agreement and the transactions contemplated hereby.

          “Code” — the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS thereunder.
          “Contract”— any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Copyright” — any copyright, whether published or unpublished, of an original work in any tangible medium or expression.
          “Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          “Environment”— soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.
          “Environmental Law” — any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
          “ERISA”— the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Escrow” — the escrow established with US Bank, NA, Trustee in which Sellers shall deposit $3,000,000 of the cash component of the Purchase Price for a period of 12 months following the Closing, pursuant to the terms of the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit I-1 and incorporated herein.
          “Excluded Assets” — Frigilite, Inc., a Pennsylvania corporation, the Gilpin property, as more particularly described on Exhibit I-2 (“Gilpin Property”) and various pieces of heavy construction equipment used at the Gilpin Property and not reflected on the Financial Statements such as a backhoe, dump truck and cherry picker all as more particularly described on Exhibit I-2 and certain life insurance policies insuring the lives of the Sellers, all as more particularly described on Exhibit I-2.

          “Facilities”— any real property, leaseholds, or other interests currently or formerly owned or operated by any of the Acquired Companies and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any of the Acquired Companies.
          “GAAP”— United States generally accepted accounting principles.
          “Government Contract” — any Contract awarded since August 15, 2004 to which any Acquired Company and any Governmental Entity is a party, and each Contract pursuant to which any Acquired Company acts as a vendor or a subcontractor pursuant to which any products or services of an Acquired Company are known to such Acquired Company to be resold or provided by a third party to a Governmental Entity.
          “Governmental Entity” — any domestic (federal, state and local), foreign, supranational court or other governmental authority of any kind or nature, including any, board, department, commission, governmental body, agency, subdivision, board, bureau, authority or tribunal and comparable body performing any governmental functions.
          “Intellectual Property Assets” — all Marks, Patents, Copyrights and Trade Secrets owned, used or licensed (as licensor or licensee) by the Acquired Companies, excluding all Standard Software.
          “IRS”— the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
          “Knowledge” — with respect to the Sellers or the Acquired Companies, the actual knowledge of the Sellers and Lloyd Conley, in each case after reasonable inquiry of the books, records and files of the Acquired Companies.
          “Legal Requirement” — any federal, state, local, municipal or foreign constitution, law, ordinance, rule, regulation, statute, principle of common law or treaty.
          “Market Value”— the initial public offering price of TOG Stock as reflected in the final prospectus included as part of TOG’s registration statement on Form S-1 (“S-1”), which has been declared effective by the Securities and Exchange Commission and pursuant to which TOG’s common stock is issued and sold to the public in TOG’s initial public offering (“IPO”).
          “Marks” — all fictional business names, trading names, registered and unregistered trademarks, service marks and applications.
          “Material Adverse Effect” — a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Acquired Companies (taken as a whole), or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement, other than an effect resulting from: (a) any action taken by TOG or its Affiliates with respect to the transactions contemplated hereby or with respect to the Acquired Companies, (b) any matter of which is disclosed in the Seller Disclosure Schedules, (c) the public announcement of this Agreement; provided, however, that Sellers have no Knowledge of any fact or circumstance as of the date of this Agreement whereby such an announcement would cause a material adverse effect, (d) performance of the terms of this Agreement, (e) conditions affecting the industries in which the Acquired Companies participate or the U.S. economy as a whole that do not disproportionately affect the Acquired Companies, or (f) any change since the date of this Agreement in Legal Requirements.
          “Occupational Safety and Health Law”— any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
          “Order” — any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.
          “Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the articles of organization and operating agreement of a limited liability company; (c) partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
          “Patents” — all patents, patent applications, including provisional applications, and inventions and discoveries that may be patentable.
          “Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.
          “Pro Rata Share” — with respect to each Seller is fifty percent (50%).
          “Regulated Material” — any pollutant, contaminant, hazardous waste, other waste or chemical, hazardous substance or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous material as defined or regulated by any Environmental Law, and any other substance, waste or material regulated by any Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs and friable asbestos.
          “Responsible Contracting Officer” — with respect to any Government Contract, the Person identified as such person with respect thereto in Section 42.1202(a) of the Federal Acquisition Regulations, Part 42 of the Code of Federal Regulations.
          “Securities Act”— the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          “Seller Disclosure Schedule”— the disclosures delivered by the Acquired Companies or the Sellers concurrently with the execution and delivery of this Agreement, as the same may be amended or supplemented as provided herein.

          “Standard Software” — all standard, off-the-shelf software generally available to the public, subject to a “shrink wrap” or “click wrap” license agreement pursuant to which any Acquired Company has purchased a perpetual license or pursuant to which annual license fees do not exceed One Thousand and No/100 ($1,000.00) on an annual basis.
          “TOG Disclosure Schedule”— the disclosures delivered by TOG concurrently with the execution and delivery of this Agreement.
          “TOG Stock” — the common shares of TOG issued to Sellers in accordance with Section 2.4(b)(i).
          “Trade Secrets” — all know-how, trade secrets, confidential information, customer information, customer lists, software, technical information, data, plans, drawings and blue prints.
          “Transaction Fees” — any fees, costs or expenses of any Acquired Company or Sellers related to the transactions contemplated by this Agreement, including but not limited to, legal, accounting, and investment banking fees, that were paid or assumed in full by any Acquired Company on or prior to the Closing.
ARTICLE II
SALE AND TRANSFER OF SHARES; CLOSING
     2.1 SHARES
          Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to TOG, free and clear of all Encumbrances, and TOG will purchase the Shares from Sellers.
     2.2 PURCHASE PRICE
          The aggregate purchase price for the Shares is Thirty Million and no/ 100 Dollars ($30,000,000.00) (the “Purchase Price”), of which $25,000.00 is allocated to the stock of OMNI, $29,725,000.00 is allocated to the stock of OSTI and $250,000.000 is allocated to the stock of Keystone. The Purchase Price is due and payable as set forth in Section 2.4(b) below and subject to adjustment pursuant to Section 5.11 below.
     2.3 CLOSING
          Subject to the terms and conditions of this Agreement, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Taft Stettinius & Hollister LLP, 425 Walnut Street, Cincinnati, OH 45202 at 10:00 a.m. on the date of the closing of the IPO, or at such other time and place as the parties may agree in writing. At the request of TOG, all items to be delivered at the Closing by TOG, Sellers and the Acquired Companies, other than the Purchase Price, shall be placed in escrow promptly after the time of pricing of the IPO pending and subject to the closing of the IPO.

     2.4 CLOSING OBLIGATIONS
          At the Closing:
          (a) Sellers will execute and deliver, or cause to be executed and delivered, to TOG:
               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to TOG;
               (ii) employment agreements between TOG and each Seller in the form of Exhibit 2.4(a)(ii) (collectively, “Employment Agreements”)
               (iii) the Escrow Agreement among TOG, the Sellers and the escrow agent;
               (iv) a registration rights agreement among TOG and the Sellers in the form of Exhibit 2.4(a)(iv) (the “Registration Agreement”);
               (v) a lease agreement between OSTI and the Sellers (or their designee) with respect to the Freeport Facility in the form of Exhibit 2.4(a)(v) (the “Freeport Lease”);
               (vi) a lease agreement between OSTI and the Sellers (or their designee) with respect to the North Buffalo Facility in the form of Exhibit 2.4(a)(vi) (the “North Buffalo Lease”); and
               (vii) such certificates of Sellers and Acquired Companies and other documents as TOG or its counsel may reasonably require to consummate the transactions contemplated hereby.
          (b) TOG will execute and deliver, or cause to be executed and delivered, to Sellers:
               (i) that number of shares of TOG Stock having an aggregate Market Value of $4,000,000 plus the amount of the Transaction Fees (as defined in Section 12.1), and further subject to Section 5.11 below, issued to each Seller in accordance with his respective Pro Rata Share;
               (ii) Cash in an aggregate amount equal to $23,000,000 minus the amount of the Transaction Fees, and further subject to Section 5.11 below, to be paid to Sellers in immediately available funds by wire transfer to each Seller in accordance with his respective Pro Rata Share;
               (iii) the Escrow Agreement, along with the deposit of cash in an aggregate amount equal to $3,000,000 by wire transfer to the escrow agent to be held pursuant to the terms thereto;
               (iv) the Employment Agreements;
               (v) the Registration Agreement;
               (vi) the New Leases; and

               (vii) such certificates of TOG, legal opinions and other documentation as Sellers and their counsel may reasonably require to consummate the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE ACQUIRED COMPANIES
          Subject to the exceptions disclosed in the Seller Disclosure Schedule, the Sellers and the Acquired Companies hereby jointly and severally represent and warrant to TOG as of the date of this Agreement and as of the Closing Date, as follows:
     3.1 ORGANIZATION AND GOOD STANDING
          Section 3.1 of the Seller Disclosure Schedule contains a complete and accurate list for the Acquired Companies of their names, their jurisdiction of incorporation and other jurisdictions in which they are authorized to do business. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that each currently owns or uses. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a Material Adverse Effect.
     3.2 AUTHORITY; NO CONFLICT
          (a) Upon the execution and delivery of this Agreement by the Acquired Companies, this Agreement will constitute the legal, valid, and binding obligation of the Acquired Companies and be enforceable against them in accordance with its terms. The Acquired Companies have the requisite right, power, authority, and capacity to execute and deliver this Agreement and the respective Closing Documents to which they are parties and to perform their obligations under this Agreement and such Closing Documents delivered by the Acquired Companies.
          (b) Except as set forth on Section 3.2 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by the Acquired Companies or the Sellers will, directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of any Acquired Company, (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company, (C) any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject, (D) any governmental authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, or (E) any Contract required to be listed on Section 3.17(a) of the Seller Disclosure Schedule; or

               (ii) result in the imposition or creation of any Encumbrance upon or with respect to the Shares or any of the assets owned or used by any Acquired Company.
          (c) No license, franchise, permit or other similar authorization held by any Acquired Company will be terminated or impaired as a result of the transactions contemplated by this Agreement.
          (d) Except as set forth on Section 3.2 of the Seller Disclosure Schedule, neither Sellers nor any Acquired Company is or will be required to give any notice to or obtain any consent from any Person (including any Governmental Entity or official) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (such consents set forth on Section 3.2 of the Seller Disclosure Schedule, the “Seller Required Consents”).
     3.3 CAPITALIZATION; ACQUIRED COMPANIES SHARES
          (a) OMNI has authorized capital stock consisting of 1,000,000 shares of common stock no par value per share, of which 1,000,000 shares are outstanding and held of record as of the date hereof as set forth on Section 3.3 of the Seller Disclosure Schedule, of which no shares are covered by options to purchase and of which no shares are held by OMNI as treasury stock. All of the outstanding equity securities of OMNI have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of OMNI except as described on Section 3.3 of the Seller Disclosure Schedule. None of the outstanding equity securities or other securities of OMNI were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material Legal Requirement.
          (b) OSTI has authorized capital stock consisting of 1,000 shares of common stock no par value per share, of which 1,000 shares are outstanding and held of record as of the date hereof as set forth on Section 3.3 of the Seller Disclosure Schedule, of which no shares are covered by options to purchase and of which no shares are held by OSTI as treasury stock. All of the outstanding equity securities of OSTI have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of OSTI except as described on Section 3.3 of the Seller Disclosure Schedule. None of the outstanding equity securities or other securities of OSTI were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material Legal Requirement.
          (c) Keystone has authorized capital stock consisting of 1,000,000 shares of common stock no par value per share, of which 1,000,000 shares are outstanding and held of record as of the date hereof as set forth on Section 3.3 of the Seller Disclosure Schedule, of which no shares are covered by options to purchase and of which no shares are held by Keystone as treasury stock. All of the outstanding equity securities of Keystone have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Keystone except as described on Section 3.3 of the Seller Disclosure Schedule. None of the outstanding equity securities or other securities of

Keystone were issued in violation of the Securities Act, any state “blue sky” securities law, or any other material Legal Requirement.
          (d) The Sellers are, and will be on the Closing Date, the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.
     3.4 FINANCIAL STATEMENTS
          (a) For purposes of this Agreement: “Financial Statements” shall mean the combined balance sheet of the Acquired Companies audited by Deloitte & Touche LLP dated as of December 31, 2006, and the related combined statements of income, stockholders’ equity and cash flows for the year then ended (the “Audited Statements”), and the internally prepared, unaudited combined balance sheet of the Acquired Companies dated as of December 31, 2007 and the combined income statement for the year then ended (the “Interim Statements”). Sellers have provided TOG with the combined twelve (12) month financial projections for OSTI and Keystone, dated as of January 1, 2008 (the “Projections”). All financial performance projections delivered or made available by the Sellers to TOG represent the good faith estimates of the Acquired Companies’ management concerning the most probable course of business, it being acknowledged and understood by TOG that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from the projected results set forth in such projections.
          (b) Except as disclosed on Section 3.4 of the Seller Disclosure Schedule, as of the Closing Date, the Audited Statements will have been prepared in accordance with GAAP.
          (c) Except as disclosed on Section 3.4 of the Seller Disclosure Schedule, as of the Closing Date, the Interim Statements will (i) have been prepared in accordance with GAAP applied on a basis consistent with that of preceding accounting periods (subject to the absence of notes), (ii) reflect all liabilities and contingent liabilities of the Acquired Companies required to be reflected therein on such basis as at the date thereof, and (iii) fairly present the financial position of the Acquired Companies as of the date of the balance sheet included in the Interim Statements and the results of their respective operations for the period indicated, all in accordance with GAAP.
     3.5 BOOKS AND RECORDS
          Except as disclosed on Section 3.5 of the Seller Disclosure Schedule, the books of account and other records of the Acquired Companies, all of which have been made available to TOG, are complete and correct in all material respects and have been maintained in accordance with GAAP and reasonable business practices, as applicable. At the Closing, all of those books and records will be in the possession of the Acquired Companies.
     3.6 TITLE TO PROPERTIES; ENCUMBRANCES
          The Acquired Companies will not own any real property as of the Closing. Section 3.6 of the Seller Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property used by the Acquired Companies. Section 3.6 of the Seller Disclosure Schedule also contains a complete and accurate list of all licensed vehicles owned or leased by each Acquired Company and the fixed assets used in the business of each Acquired Company and carried on its books for tax purposes. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, each Acquired Company owns all the properties and assets that they purport to own or reflected as owned in the Financial Statements, except for assets held under capitalized leases and personal property sold since the date of the Financial Statements, as applicable, in the ordinary course of business. All material properties and assets reflected in the Financial Statements are free and clear of all Encumbrances other than, with respect to all such properties and assets: (a) security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (security interests being limited to the property or assets so acquired), with respect to which no default exists as identified on Section 3.6 of the Seller Disclosure Schedule, (c) statutory liens for current taxes or assessments not yet due or payable, (d) Encumbrances in favor of lessors of capital equipment in the ordinary course of business as identified on Section 3.6 of the Seller Disclosure Schedule, (e) mechanic’s liens or other Encumbrances arising in the ordinary course of business which are immaterial to the value, financial condition or operations of the Acquired Companies, both individually and taken as a whole, and (f) additional Encumbrances identified on Section 3.6 of the Seller Disclosure Schedule (collectively, “Permitted Encumbrances”).
     3.7 CONDITION AND SUFFICIENCY OF ASSETS
          To the Knowledge of Sellers, the buildings, vehicles, equipment and systems owned, leased or otherwise used by the Acquired Companies are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, vehicles, equipment or systems is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of Sellers, (a) such buildings, vehicles and equipment are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and (b) the assets of each Acquired Company include all of the operating assets that are or have been used in the business of each Acquired Company (other than the Excluded Assets).
     3.8 INVENTORY
          All items included as inventory in the Financial Statements consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of the business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting books and records of the Acquired Companies as of the Closing Date, as the case may be. The Financial Statements do not count as inventory any item of inventory not owned by any Acquired Company, including goods already sold. Inventory now on hand that was purchased after the date of the Financial Statements were purchased in the ordinary course of business of each Acquired Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of each Acquired Company.

     3.9 ACCOUNTS RECEIVABLE
          All accounts receivable of the Acquired Companies that are reflected on the Financial Statements or on the accounts receivable ledger of any Acquired Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed by Acquired Companies in the ordinary course of business. Except as set forth on Section 3.9 of the Seller Disclosure Schedule, the Accounts Receivable are current and, to the Knowledge of Sellers, are collectible, subject only to consistently recorded reserves for bad debt established as of the Closing Date in a manner consistent with past practice. Seller has had no material write-offs in the past twelve (12) months. As of the date of this Agreement, to the Knowledge of Sellers, there has been no contest or claim, nor is there any right of set-off under any Contract with any obligor, of any Account Receivable relating to the amount or validity of such Accounts Receivable. Section 3.9 of the Seller Disclosure Schedule contains a complete and accurate list of all Accounts Receivable of each Acquired Company as of the date of the Interim Statements, which list sets forth the aging of such Accounts Receivable.
     3.10 NO UNDISCLOSED LIABILITIES
          Except as set forth on Section 3.10 of the Seller Disclosure Schedule, none of the Acquired Companies has any liabilities or obligations of any nature (whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, incurred or consequential, due or to become due, or not required under GAAP to be recorded on the financial statements of such Person) except for (a) liabilities or obligations reflected or reserved against in the Financial Statements, (b) current liabilities incurred since the date of the Interim Statements, in the ordinary course of business, (c) liabilities under the executory portion of the Acquired Company’s Contracts, (d) liabilities disclosed in this Agreement or the Seller Disclosure Schedule, (e) liabilities resulting from the consummation of the transactions contemplated by this Agreement, and (f) liabilities in an amount not to exceed $50,000 in the aggregate.
     3.11 TAXES
          (a) Each of the Acquired Companies has properly and timely filed all federal, state and local tax returns required by Legal Requirements to be filed by it, and all such tax returns are true, complete and accurate in all material respects. Each of the Acquired Companies has paid all taxes, assessments and penalties due and payable on such tax returns. The reserves and provisions made for taxes in the Financial Statements are sufficient in all material respects for the payment of all taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Acquired Companies up to and through the date of such Financial Statements. No Acquired Company has received any written notice from a Governmental Entity of a present dispute as to taxes of any nature payable by the Acquired Companies or as to any tax liens whether existing or inchoate on any of the assets of the Acquired Companies, except for current year taxes not presently due and payable. The federal income tax returns of the Acquired Companies have never been audited. No IRS or foreign, state, county or local tax audit is currently in progress. The Acquired Companies have not waived the expiration of the statute of limitations with respect to any tax returns.

          (b) Each Acquired Company has withheld and paid all taxes required by Legal Requirements to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditors, stockholder or other third party.
          (c) Each of the Acquired Companies have been a validly electing S corporation within the meaning of Section 161 and 1362 of the Code at all times since their date of formation and each Acquired Company will be an S corporation up to and including the Closing Date. No Acquired Company has, in the past 10 years, (a) acquired assets from another corporation in a transaction in which such Acquired Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation that is a qualified subchapter S subsidiary. No Acquired Company shall be liable for any tax under Section 1374 of the Code in connection with any deemed sale of such Acquired Company’s assets caused by a Section 338(h)(10) election.
     3.12 NO MATERIAL ADVERSE EFFECT
          Since the date of the Audited Statements, except as set forth in Section 3.12 of the Seller Disclosure Schedule, there has not been any Material Adverse Effect, and to the Knowledge of Sellers no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect.
     3.13 EMPLOYEE BENEFITS
          (a) Except as set forth on Section 3.13 of the Seller Disclosure Schedule, no Acquired Company maintains, contributes to or has any liability under, nor do the employees of any Acquired Company receive (i) any non qualified deferred compensation or retirement plans; (ii) any defined contribution retirement plans; (iii) any qualified defined benefit pension plan; (iv) any other plan or agreement under which former employees of any Acquired Company or their beneficiaries are entitled, or current employees of any Acquired Company will be entitled following termination of employment, to medical, health or life insurance or other benefits other than in accordance with Section 4980B of the Code or applicable law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, severance pay, stock purchase or stock option plans. All such plans as set forth on the Disclosure Schedule shall be referred to individually as a “Plan” and collectively as “Plans,” and any such plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA shall be referred to as “Pension Plans” and any such plans which are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA shall be referred to as “Welfare Plans.”
          (b) Sellers have made available to TOG true, complete and accurate copies of (i) the Plan documents and any related trusts or insurance policies and the related summary plan descriptions with respect to each of the Plans; (ii) the most recent IRS determination letter, if any; (iii) the latest financial statements and annual reports for each of the Plans and related trusts as of the end of the most recent plan year with respect to which the filing date for such information has passed, if any; and (iv) all corporate resolutions or other documents pertaining to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies or surety bonds.

          (c) Each Plan complies in all material respects with ERISA, the Code and all other applicable government rules or regulations. All IRS Form 5500 Annual Reports, summary plan descriptions, summary annual reports and any notice of Plan amendment, which is required prior to the effectiveness of such amendments, with respect to the Plans have been timely filed or distributed and all required surety bonds have been properly purchased and maintained. The cost of administering the Plans, including fees for the trustees and other service providers which are customarily paid by the Acquired Companies, have been paid on a timely basis. No Plan is maintained in connection with a voluntary employees’ beneficiary association as described in Section 501(c)(9) of the Code. There are no actions, suits or claims pending or to the Knowledge of Sellers threatened (other than routine claims for benefits) with respect to any Plan. To the Knowledge of Sellers, no non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred. Each Plan has been operated in material compliance with its terms. The Acquired Companies have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.
          (d) All Plans that are intended to be qualified under section 401(a) of the Code have (i) received a favorable determination letter from the IRS or opinion letter as to such qualification, (ii) operated as standardized prototype plans with respect to which none of the circumstances which would require any of them to obtain a favorable determination letter is applicable, or (iii) operated within the remedial amendment period and may still obtain a favorable determination letter, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. To the Knowledge of Sellers, there is no reason why any Plan is not so qualified in operation.
          (e) With respect to all Pension Plans of Acquired Companies and any qualified employee pension benefit plan of an ERISA Affiliate, all contributions required under the terms of each such Pension Plan for all plan years ending prior to the date hereof that are required to be made have been made. Contributions with respect to all current plan years have been made or accrued on the Acquired Companies financial statements prior to the date hereof by the Acquired Companies in accordance with the terms of the Plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required, in accordance with Plan terms, payments, premiums or contributions, for all periods ending prior to or as of the date hereof have been made or properly accrued on the financial statements. The Welfare Plans that are funded by insurance contributions are set forth on Section 3.13 of the Disclosure Schedule. None of the Plans is a “top-heavy” plan, as defined in Section 416 of the Code. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.
          (f) No employee of any Acquired Company currently participates in any “multi-employer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f)(1) of the Code) on account of such person’s employment with the Acquired Company, and no person may reasonably expect to participate in such a plan on account of such person’s employment with the Acquired Company, nor does the Acquired Company or any ERISA Affiliate have any obligation to contribute to or liability, (including without limitation liability for past due contributions) with respect to any multi employer plan on behalf of any current or former employee. No Acquired Company nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 thereof), as a result of a complete or partial withdrawal from any multi-employer plan.
          (g) As used in this Agreement, the following term has the following meaning:
               (i) “ERISA Affiliate” means any trade or business which, together with any Company Party, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
     3.14 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS
          (a) Except as set forth on Section 3.14 of the Seller Disclosure Schedule, each Acquired Company is in material compliance with all Legal Requirements applicable to it or to the conduct of its business or operations, including, without limitation, federal, state and local (i) Environmental Laws; (ii) any kickback, procurement integrity, contingent fee, gratuities to government officials, customs, export control, foreign trade and foreign corrupt practices laws, securities (including Cost Accounting Standards, the National Industrial Security Program Manual (including all rules and regulations relating to protection of classified information and retention of facility and personnel security clearances), the Federal Acquisition Regulations and any agency supplements thereto (e.g., FARS and NASA FAR regulations) and the Truth in Negotiation Act), or any order, decree or judgment of any Governmental Entity having jurisdiction over any Acquired Company; (iii) Occupational Safety and Health Laws; and (iv) securities laws, rules and regulations. No Acquired Company has been charged with violating, or to the Knowledge of Sellers, threatened with a charge of violating, or, to the Knowledge of Sellers, is any Acquired Company under investigation with respect to a possible violation of, any provision of any Legal Requirement relating to any of their material assets or properties or any material aspect of their business.
          (b) Each Acquired Company has obtained all material regulatory approvals from third parties and, to the Knowledge of Sellers, each Acquired Company has obtained all necessary regulatory approvals, from any foreign regulatory bodies related to the products or services sold by such Acquired Company.
          (c) Section 3.14 of the Seller Disclosure Schedule contains a complete and accurate list of each material governmental authorization, license or permit that is held by each Acquired Company and required for the conduct of its business or ownership of its assets. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, each governmental authorization listed or required to be listed on Section 3.14 of the Seller Disclosure Schedule is valid and in full force and effect, and will continue to be valid and in full force and effect after the Closing.
     3.15 LEGAL PROCEEDINGS
          (a) Except as set forth on Section 3.15 of the Seller Disclosure Schedule, to the Knowledge of Sellers, there is no pending claim, action, investigation, arbitration, litigation or other proceeding (“Proceeding”):

               (i) that relates to or may affect the business of, or any of the assets owned or used by, such Acquired Company; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.
          (b) To the Knowledge of Sellers, (i) no such Proceeding has been threatened and (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding, which could reasonably be expected to have a Material Adverse Effect. Sellers have made available to TOG copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Section 3.15 of the Seller Disclosure Schedule.
     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS
          Except as set forth on Section 3.16 of the Seller Disclosure Schedule since the date of the Audited Statements, the Acquired Companies have conducted their businesses only in the ordinary course of business and there has not been any:
          (a) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of any Acquired Company, other than distributions required to permit Sellers to pay federal and state income taxes at the highest federal, state and local income tax rates plus 1% on their Pro Rata Share of the Acquired Companies’ taxable income for 2007;
          (b) (i) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, except for amounts accrued and reflected in the Interim Statements or as set forth in the Projections or payments or increases in employee salaries in the ordinary course of business consistent with past practice or (ii) entry into any employment, severance, or similar Contract with any director, officer, or employee;
          (c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;
          (d) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, that would have a Material Adverse Effect;
          (e) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, sales representative, joint venture, bank credit or similar Contract, or (ii) any other Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $100,000;
          (f) any Contract made between or among any Acquired Company and either of the Sellers, except with respect to the transfer or conveyance of the Excluded Assets;
          (g) sale, lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any other Encumbrance (other than a Permitted Encumbrance) on any material asset or property of any Acquired Company, except with respect to the transfer or conveyance of the Excluded Assets and other sales of inventory, consumption of disposables and collections of receivables in the ordinary course of business;
          (h) cancellation or knowing waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;
          (i) material change in the accounting methods used by any Acquired Company, except as set forth in the notes to the Audited Statements; or
          (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
     3.17 CONTRACTS; NO DEFAULTS
          (a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list in all material respects, and Sellers have made available to TOG true, complete and correct copies, of:
               (i) Contracts between any of the Acquired Companies on the one hand and customers or suppliers of the Acquired Companies on the other hand that represent, at a minimum, eighty-five percent (85%) in the aggregate of each of (y) the total value of all services and goods received by the Acquired Companies since January 1, 2007 and (z) all services performed and goods delivered by the Acquired Companies since January 1, 2007;
               (ii) each lease, license, and other Contract affecting any leasehold or other interest in, any real or personal property that involves the payment by or to any Acquired Company in excess of $50,000 annually;
               (iii) each licensing agreement or other Contract of any Acquired Company with respect to any material Intellectual Property Asset, including standard agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property Asset;
               (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees and any Acquired Company;
               (v) each employment Contract between any Acquired Company with an employee, agent, consultant and/or manager of such Acquired Company that involves payments in excess of $50,000 annually;
               (vi) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
               (vii) each Contract containing covenants that purport in any material respect to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

               (viii) each Contract containing covenants that purport in any material respect to restrict the business activity of either of the Sellers with respect to any conduct, activity, or practice relating to the business of the Acquired Companies, except for the restrictions contained in this Agreement or the Employment Agreements;
               (ix) any plan or commitment or arrangement of any Acquired Company, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or the like;
               (x) each Contract evidencing indebtedness for borrowed money by any Acquired Company;
               (xi) each power of attorney that is currently effective and outstanding with any Acquired Company;
               (xii) each Contract for capital expenditures in excess of $50,000 annually with respect to any Acquired Company;
               (xiii) each Government Contract (except for purchase orders and blanket purchasing agreements pursuant to Government Contracts); and
               (xiv) any other Contract or commitment not made in the ordinary course of business which calls for the expenditure by any Acquired Company in any twelve (12) month period of at least $75,000.
          (b) Except as set forth on Section 3.17(b) of the Disclosure Schedule, neither of the Sellers has acquired nor has rights to acquire any rights under, and neither of the Sellers or affiliate of either of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company.
          (c) Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule:
               (i) Each Acquired Company is in compliance with all material applicable terms and requirements of each Contract identified or required to be identified on Section 3.17(a) of the Seller Disclosure Schedule under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by any Acquired Company is or was bound;
               (ii) to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any Contract identified or required to be identified on Section 3.17(a) of the Seller Disclosure Schedule under which an Acquired Company has or had any rights is in full compliance in all material respects with all applicable terms and requirements of such Contract; and
               (iii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice of lapse of time) may result in a violation or breach of any Contract.

     3.18 GOVERNMENT CONTRACTING
          (a) Except as set forth on Section 3.18(a) of the Seller Disclosure Schedule, since January 1, 2004, no Acquired Company has received from or given to any Person any written notice or other written communication or, to the Knowledge of Sellers, any oral notice or communication, regarding (i) any outstanding claims against any Acquired Company by such Person arising under or relating to any Government Contract, or (ii) any dispute between any Acquired Company and any Governmental Entity under the Contract Disputes Act or any other Federal statute or between any Acquired Company and any such Person arising under or relating to any Government Contract. Except as set forth on Section 3.18(a) of the of the Seller Disclosure Schedule, to the Knowledge of Sellers, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.
          (b) Each Acquired Company has submitted all required provisional bid labor and indirect rates through fiscal year 2006 and final indirect rates to the Responsible Contracting Officer through fiscal year 2006 that are required under Legal Requirements or a Government Contract. To the Knowledge of Sellers, all such submissions were consistent with all applicable Legal Requirements, including but not limited to the Federal Acquisition Regulations, and no unallowable costs were contained therein.
          (c) Except as set forth on Section 3.18(c) of the Seller Disclosure Schedule, neither any Acquired Company nor, to the Knowledge of Sellers, any of their present employees, consultants or agents are (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or are (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.
          (d) Except as set forth on Section 3.18(d) of the Seller Disclosure Schedule, to the Knowledge of Sellers, no statement, representation or warranty made by any Acquired Company in any Government Contract or otherwise binding upon an Acquired Company in connection with any Government Contract contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, except where any untrue statement or failure to state a fact would not have a Material Adverse Effect.
          (e) Except as set forth on Section 3.18(e) of the Seller Disclosure Schedule, to the Knowledge of Sellers: (i) none of any Acquired Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to such Acquired Company; (ii) there is not pending any audit or investigation of any Acquired Company, its officers, employees or representatives nor within the last five (5) years has there been any audit or investigation of any Acquired Company or its officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five (5) years, no Acquired Company has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Except as set forth on Section 3.18(e) of the Seller Disclosure Schedule, the Sellers have no Knowledge of any irregularities, misstatements or omissions arising under or relating to any Government Contract that would be reasonably likely to lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost, in any case which would be reasonably likely to result in a Material Adverse Effect.
     3.19 INSURANCE
          Section 3.19 of the Seller Disclosure Schedule sets forth all the insurance policies of the Acquired Companies that are now in full force and effect in accordance with their terms and expire on the dates shown on such Schedule. There has been no default in the payment of premiums on any of such policies, and, to the Knowledge of Sellers, there is no reasonable ground for cancellation of any such policies. Such policies insure the Acquired Companies in amounts and against losses and risks, in the reasonable opinion of Sellers, normal and sufficient for businesses similar to that of the Acquired Companies, and, to the Knowledge of Sellers, such policies shall continue in full force and effect up to the expiration dates shown on Section 3.19 of the Seller Disclosure Schedule. True, complete and correct copies of all insurance policies listed on Section 3.19 of the Seller Disclosure Schedule have been made available to TOG.
     3.20 ENVIRONMENTAL MATTERS
          (a) Schedule 3.20 of the Disclosure Schedules sets forth a list of all reports of environmental audits or investigations dated since January 1, 2000, which have been performed on behalf of the Acquired Companies or the Sellers, or which are otherwise in the possession of the Acquired Companies or the Sellers, with respect to the Facilities, and true and correct copies of such reports have been made available to TOG.
          (b) Except as otherwise disclosed on Schedule 3.20 of the Disclosure Schedules and to the Knowledge of Sellers:
               (i) no Regulated Materials have been or are being generated, used, processed, treated, stored, released, transported or disposed of by any Acquired Company, except in compliance with applicable Environmental Laws in all material respects;
               (ii) no Acquired Company or Seller has received any unresolved notice, citation, summons, complaint, demand or other written communication from any Governmental Entity or other Person regarding (A) any alleged violation by an Acquired Company of any Environmental Law or (B) any alleged liability of an Acquired Company in connection with any release or remediation of any Regulated Materials, and Sellers have no Knowledge of any past or present events, conditions, actions or omissions that would reasonably be expected to form the basis of an any such notice or claim against any Acquired Company;
               (iii) no underground storage tanks are located on any Facilities;
               (iv) no Person who has owned, leased, occupied or used any real property now or previously owned, leased, occupied or used by either Acquired Company generated, used, processed, treated, stored, released or disposed of any Regulated Materials on such property in violation of applicable Environmental Laws; and

          (c) no Regulated Materials are present on or under any Facility in quantities or at levels which require reporting or remediation under any applicable Environmental Law.
     3.21 EMPLOYEES
          (a) Section 3.21 of the Seller Disclosure Schedule contains a complete and accurate list of the following information for each employee of each Acquired Company: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Acquired Company’s Pension Plans.
          (b) To the Knowledge of Sellers, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that materially adversely affects (i) the performance of his/her duties as an employee, officer, or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business. To the Knowledge of Sellers, no director, officer or other key employee of any Acquired Company or subcontractor engaged by any Acquired Company intends to terminate his/her employment or subcontractor relationship with the Acquired Company.
     3.22 LABOR RELATIONS
          No Acquired Company has been or is now a party to any collective bargaining or other similar labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of Sellers there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters or organizational activity, or (c) other labor or employment dispute against or affecting any Acquired Company.
     3.23 INTELLECTUAL PROPERTY
          (a) Section 3.23(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts relating to material Intellectual Property Assets to which each Acquired Company is a party or by which an Acquired Company is bound.
          (b) Except as set forth on Section 3.23(b) of the Seller Disclosure Schedule, the Acquired Companies own or have the right to use all material Intellectual Property Assets used by them in the operation of their respective businesses as currently conducted.
          (c) Section 3.23(c) of Seller Disclosure Schedule contains a complete and accurate list of all Marks owned by each Acquired Company currently used in their respective businesses. Each Acquired Company is the owner of all right, title, and interest in and to each of the Marks set forth on Section 3.23(c) of the Seller Disclosure Schedule free and clear of all Encumbrances. All Marks set forth on Section 3.23(c) of the Seller Disclosure Schedule that have been registered with the United States Patent and Trademark Office are to the Knowledge of Sellers currently in compliance with all formal legal requirements and valid and enforceable. To the Knowledge of Sellers, none of the Marks set forth on Section 3.23(c) of the Seller Disclosure Schedule is infringed or has been challenged or threatened in any way. To the Knowledge of Sellers, none of the Marks used by an Acquired Company infringes or is alleged to infringe any Mark of any third party.
          (d) Section 3.23(d) of the Seller Disclosure Schedule contains a complete and accurate list of all Copyrights that are owned by each Acquired Company that have been registered with the United States Copyright Office. Each Acquired Company is the owner of all right, title, and interest in and to each of its Copyrights free and clear of all Encumbrances. To the Knowledge of Sellers, all Copyrights set forth on Section 3.23(d) of the Seller Disclosure Schedule are currently in compliance with formal legal requirements and valid and enforceable. To the Knowledge of Sellers, no Copyright set forth on Section 3.23(d) of the Seller Disclosure Schedule is infringed or has been challenged or threatened in any way. To the Knowledge of Sellers, none of the subject matter of any of the Copyrights set forth on Section 3.23(d) of the Seller Disclosure Schedule infringes or is alleged to infringe any Copyright of any third party or is a derivative work based on the work of a third party.
          (e) Section 3.23(e) of the Seller Disclosure Schedule contains a complete and accurate list of all Patents owned by each Acquired Company that have been applied for with, or issued by, the United States Patent and Trademark Office or the corresponding foreign Governmental Entity. Each Acquired Company is the owner of all right, title, and interest in and to each of its Patents free and clear of all Encumbrances. To the Knowledge of Sellers, all Patents set forth on Section 3.23(e) of the Seller Disclosure Schedule are currently in compliance with formal legal requirements and are valid and enforceable. To the Knowledge of Sellers, no Patent set forth on Section 3.23(e) of the Seller Disclosure Schedule is infringed or has been challenged or threatened in any way. To the Knowledge of Sellers, none of the subject matter of any of the Patents set forth on Section 3.23(e) of the Seller Disclosure Schedule infringes or is alleged to infringe any Patent of any third party.
          (f) Each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. To the Knowledge of Sellers, no Acquired Company’s Trade Secrets are subject to any adverse claim or has been challenged or threatened in any way.
          (g) To the Knowledge of Sellers, each Acquired Company is in compliance in all material respects with all licenses for all Standard Software.
     3.24 CERTAIN PAYMENTS
          Neither Sellers nor any Acquired Company nor, to the Knowledge of Sellers, any director, managers, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of and any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of any Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Acquired Company that is intended for any purpose described in the foregoing clause (a).
     3.25 RELATIONSHIPS WITH RELATED PERSONS
          Except as set forth on Section 3.25 of the Seller Disclosure Schedule, neither Sellers, nor any officer, manager, director or employee of any Acquired Company, nor any spouse or child of any of them (“Related Person”), has any interest in any property used in or pertaining to any Acquired Company’s businesses. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, neither Sellers nor any Related Person has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings with any Acquired Company, or (ii) engaged in competition with any Acquired Company. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, neither Sellers nor any Related Person is a party to any Contract with, or has any claim or right against, any Acquired Company.
     3.26 BROKERS OR FINDERS
          Except as set forth on Exhibit 3.26 of the Seller Disclosure Schedule, neither Sellers nor any Acquired Company have incurred an obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     3.27 DEPOSIT ACCOUNTS
          Section 3.27 of the Seller Disclosure Schedule contains a complete and accurate list of (a) the name of each financial institution in which each Acquired Company has an account or safe deposit box, (b) the names in which each such account or box is held, (c) the type of such account, and (d) the name of each person authorized to draw on or have access to each such account or box.
     3.28 CUSTOMER RELATIONSHIPS
          To the Knowledge of Sellers, there are no facts or circumstances that are likely to result in (i) the loss of any material customer of any Acquired Company, or (ii) a material change in the relationship of the Acquired Company with such a customer that would be reasonably likely to result in a Material Adverse Effect.
     3.29 UPDATING SELLER DISCLOSURE SCHEDULES
          The Sellers may update the Seller Disclosure Schedules prior to the Closing to reflect (a) actions taken by the Sellers or any Acquired Company or events occurring after the date of this Agreement provided that such updates shall relate only to actions taken by the Sellers or the Acquired Companies that are expressly permitted pursuant to this Agreement, or (b) to make any ministerial corrections or changes.

ARTICLE III.A
REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO SELLERS
          Each Seller hereby represents and warrants, severally and not jointly, to TOG on behalf of such Seller as of the date of this Agreement and as of the Closing Date as follows:
3A.1 AUTHORITY AND VALIDITY
          Upon the execution and delivery of this Agreement by the Seller, this Agreement will constitute the legal, valid, and binding obligation of the Seller and be enforceable against him in accordance with its terms. The Seller has the requisite right, power, authority, and capacity to execute and deliver this Agreement and the respective Closing Documents to which he is a party and to perform his obligations under this Agreement and such Closing Documents delivered by the Seller.
3A.2 NO CONFLICT
          The execution, delivery and performance by the Seller of this Agreement does not, and the consummation of the transactions contemplated hereby by the Seller will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (a) any applicable Legal Requirement or applicable orders, or (b) any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s properties or assets is subject.
3A.3 CONSENTS AND APPROVALS
          No consents, waivers, authorizations, approvals or orders of or from, or registration, declaration or filing with, or notice to any Governmental Entity, or any other Person, are required by the Seller in connection with the Seller’s execution and delivery of this Agreement or the Seller’s consummation of the transactions contemplated hereby.
3A.4 SECURITIES LAWS
          (a) The Seller acknowledges that the TOG Stock has not been registered under the Securities Act, or under the securities law of any state, and that the issuance of the TOG Stock in connection with the Purchase Price is being made in reliance upon and in compliance with an exemption from registration provided by the Securities Act.
          (b) The shares of the TOG Stock are being issued for Seller’s own account and for investment and not with a view to or for resale in connection with any distribution or public offering of the TOG Stock within the meaning of the Securities Act and the Seller has no agreement, understanding or arrangement to sell, assign or transfer any portion of the TOG Stock to any other person or entity.
          (c) The Seller or his advisors have such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the purchase of the TOG Stock.

          (d) As of the Closing Date, all documents, records, and books pertaining to TOG and the issuance of the TOG Stock in connection with the Purchase Price have been or will have been made and are available to the Seller and representatives of the Seller, and the Seller has had or will have had an opportunity to ask questions of and receive answers from all persons related to TOG concerning TOG and the TOG Stock.
          (e) Neither TOG nor any person acting on its behalf has offered or sold the TOG Stock to the Seller by, or used in connection with such offer or sale, any form of general solicitation or general advertising, including without limitation, any hand bills or any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
          (f) The Seller will not offer, sell, transfer, assign, exchange or otherwise dispose of any of the TOG Stock at any time unless the shares of the TOG Stock are (i) registered under the Securities Act, or (ii) offered, sold or otherwise disposed of in compliance with an exemption from the registration requirements of the Securities Act and any applicable state “blue sky” securities law.
          (g) The Seller understands and agrees that the certificates for the TOG Stock will bear the following restrictive legend:
“THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS, AND NO TRANSFER OF SUCH SHARES MAY BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS OR THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION PROVISIONS THEREOF.”
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOG
          TOG represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:
     4.1 ORGANIZATION AND GOOD STANDING
          Section 4.1 of the TOG Disclosure Schedule contains a complete and accurate list of TOG’s name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. TOG is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use its properties and assets that it currently owns or uses. TOG is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for such failures to qualify as could not reasonable be expected to have a material adverse effect.

     4.2 AUTHORITY; NO CONFLICT
          (a) This Agreement constitutes the legal, valid, and binding obligation of TOG, enforceable against TOG in accordance with its terms. TOG has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and its respective Closing Documents and to perform its obligations under this Agreement and such Closing Documents.
          (b) Except as set forth on Section 4.2 of the TOG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
               (i) contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of TOG, (B) any resolution adopted by the board of directors or the shareholders of TOG, (C) any Legal Requirement or any order to which TOG, or any of the assets owned or used by TOG, may be subject, (D) any governmental authorization that is held by TOG or that otherwise relates to the business of, or any of the assets owned or used by, TOG, or (E) any Contract to which TOG is a party or by which TOG or its assets is bound or affected; or
               (ii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TOG.
          (c) No license, franchise, permit or other similar authorization held by TOG will be terminated or impaired as a result of the transactions contemplated by this Agreement.
          Except as set forth on Section 4.2 of the TOG Disclosure Schedule, TOG is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (such consents set forth on Section 4.2 of the Disclosure Schedule, the “TOG Required Consents,” and together with Seller Required Consents, the “Required Consents”).
     4.3 CAPITALIZATION; TOG’S SHARES
          As of the date of this Agreement, TOG has authorized capital stock consisting of: (i) 966,000 shares of common stock with no par value per share, of which 10 shares are outstanding and held of record as of the date hereof as set forth on Section 4.3 of the TOG Disclosure Schedule, of which 78,945 shares are covered by options to purchase and of which no shares are held by TOG as treasury stock; (ii) 280,000 shares of Series A 3% Cumulative Participating Preferred Stock, of which 130,617 shares are outstanding and held of record as of the date hereof as set forth on Section 4.3 of the TOG Disclosure Schedule; and (iii) 315,000 shares of Series B 5% Cumulative Participating Preferred Stock, of which 312,890 shares are outstanding and held of record as of the date hereof as set forth on Section 4.3 of the TOG Disclosure Schedule. Effective as of the IPO, all of such Series A and Series B Preferred Shares shall be converted to shares of common stock of TOG in accordance with the terms and condition of the Organizational Documents of TOG which have previously been delivered to Sellers. All of the outstanding equity securities of TOG have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, except as set forth on Section 4.3 of the TOG Disclosure Schedule, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of TOG except as described in this Section 4.3. None of the outstanding equity securities or other securities of TOG was issued in violation of the Securities Act or any other material Legal Requirement.
     4.4 FINANCIAL STATEMENTS
          (a) For purposes of this Agreement: “TOG Financial Statements” shall mean the audited consolidated balance sheet of TOG dated as of December 31, 2005, and the related statements of income, stockholders’ equity and cash flows for the year then ended, the unaudited consolidated balance sheet of TOG dated as of December 31, 2006, and the related statements of income, stockholders’ equity and cash flows for the year then ended, and the internally prepared, unaudited consolidated balance sheet of TOG dated as of May 31, 2007 and the related statement of income for the five (5) months ended that date.
          (b) The TOG Financial Statements, which are incorporated herein by reference, (i) have been prepared in accordance with GAAP applied on a basis consistent with past practice, (ii) fully reflect in all material respects all liabilities and contingent liabilities of TOG required to be reflected therein on such basis as at the date thereof, and (iii) fairly present in all material respects the financial position of TOG as of the respective dates of the balance sheets included in the TOG Financial Statements and the results of its operations for the respective periods indicated, except that the unaudited balance sheets and income statements omit footnotes and year-end adjustments in the ordinary course of business.
     4.5 TOG STOCK
          The shares of TOG Stock when issued and delivered to Sellers at the Closing will be duly authorized, validly issued, fully paid and non-assessable and, subject to compliance with Sellers’ representations contained in Section 3A.4. of this Agreement, will be issued in compliance with all applicable Legal Requirements.
     4.6 UPDATING TOG DISCLOSURE SCHEDULES
          TOG may update TOG Disclosure Schedules prior to the Closing to reflect (a) actions taken by TOG after the date of this Agreement, provided that such updates shall relate only to such actions taken by TOG that are required or expressly permitted pursuant to Article VI of this Agreement, or (b) to make any ministerial corrections or changes.
ARTICLE V
COVENANTS OF SELLERS
     5.1 RESTRICTIVE COVENANT OF SELLERS
          (a) Each Seller severally and not jointly acknowledges that TOG would not consummate the transactions contemplated by this Agreement without the assurance that such

Seller will not engage in the activities prohibited by this Section 5.1 as and for the period set forth below. In order to induce TOG to consummate the transactions contemplated by this Agreement, each Seller, severally and not jointly, agrees to restrict his actions and activities throughout United States and Canada (the “Territory“) as provided in this Section 5.1. Sellers acknowledge and agree that the restrictions in this Section 5.1 are reasonable in light of the benefits of the transactions contemplated by this Agreement to Sellers.
          (b) Each Seller severally and not jointly covenants and agrees that from the Closing Date through five (5) years following Closing, he will not in the Territory, directly or indirectly, engage in the night vision surveillance/night vision weapons sight business. Notwithstanding any provision of this Section 5.1(b), it shall not be a violation of this Section 5.1(b) for such Seller to own five percent (5%) or less of a public company; provided that, such Seller does not exert or have the power to exert any management or other control over such public company.
          (c) Each Seller severally and not jointly covenants and agrees that from the Closing Date through five (5) years following Closing, he will not induce or attempt to induce, in any manner, directly or indirectly, any employee, independent contractor or customer then employed by, engaged by or dealing with any Acquired Company or any of its subsidiaries or affiliates to terminate, materially modify or materially restrict such employment, engagement or dealings with such entity.
          (d) All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property Assets and other property delivered to or compiled by each Acquired Company shall be and remain the property of such Acquired Company and shall be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property Assets or future plans of each Acquired Company that was collected by Sellers prior to Closing shall be delivered promptly to such Acquired Company without request by it on or before the Closing Date.
          (e) The parties hereto agree that the agreements of Sellers contained in this Section 5.1 relate to matters of unique character and peculiar value impossible of replacement, that breach of such agreements by Sellers will cause TOG to suffer and incur irreparable injury, that the remedy at law for any breach of the agreements contained in this Section 5.1 will be inadequate and that TOG, in addition to any other relief available to it, shall be entitled to seek temporary restraining orders and preliminary and permanent injunctive relief or other equitable relief against such Seller without the necessity of proving actual damage or of providing bond so as to prevent a breach of any of the agreements contained in this Section 5.1 and to secure the enforcement thereof.
     5.2 OPERATION OF THE BUSINESS
          From the date hereof until the Closing or earlier termination of this Agreement, except as otherwise expressly provided for in this Agreement, Sellers and the Acquired Companies covenant and agree that each Acquired Company shall:
          (a) maintain the corporate existence in good standing of each Acquired Company;
          (b) maintain the general character of the business of each Acquired Company;

          (c) use its commercially reasonable best efforts to maintain in effect all of each Acquired Company’s existing insurance coverage (or substantially equivalent insurance coverage), preserve each Acquired Company’s business organization substantially intact, keep the services of each Acquired Company’s present employees and preserve each Acquired Company’s present business relationships and goodwill, including with its suppliers, landlords, employees, creditors, agents and customers;
          (d) in all material respects conduct the business of each Acquired Company in the usual and ordinary manner consistent with past practice and objectives of providing for its long-term profit growth, including perform in all material respects all agreements or other obligations with banks, customers, creditors, landlords, agents, suppliers, employees and others;
          (e) confer with TOG concerning operational matters of a material nature;
          (f) provide TOG with a monthly internally prepared combined balance sheet and related consolidated statement of income of the Acquired Companies for each calendar month ending after the date of this Agreement no later than thirty (30) days after the last day of such calendar month; provided, that all such balance sheets and statements of income shall be prepared in accordance with GAAP applied on a basis consistent with that of preceding accounting period, except as otherwise noted therein and subject to normal recurring year-end adjustments and the absence of notes;
          (g) report periodically to TOG but no less often than on a monthly basis concerning the status of the business, operations and financial condition of each Acquired Company;
          (h) notify TOG in the event that Sellers receive written or oral communication from any Person that either (i) the announcement of the transactions contemplated by this Agreement and the performance of the obligations of the parties under this Agreement will be reasonably likely to have a Material Adverse Effect or (ii) there are any actual or proposed change in any Legal Requirements that will be reasonably likely to have a Material Adverse Effect; and
          (i) promptly notify TOG of any emergency or other material change in the ordinary course of any Acquired Company’s business, operations or financial condition, and of any written or oral complaints, investigations or hearings (or written or oral communications indicating that the same may be contemplated) of any Governmental Entity concerning any Acquired Company or any of its properties, where such event will be reasonably likely to have a Material Adverse Effect.
     5.3 NEGATIVE COVENANTS
          From the date hereof until the Closing or the earlier termination of this Agreement, without the prior written consent of TOG, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise expressly provided for in this Agreement, the Acquired Companies shall not, and Sellers shall cause each Acquired Company not to:
          (a) amend or otherwise modify the Organizational Documents of any Acquired Company;

          (b) mortgage, pledge or grant any Encumbrance (other than Permitted Encumbrances) in any of any Acquired Company’s material assets;
          (c) pay or increase any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, except for amounts accrued and reflected in the Interim Statements or as set forth in the Projections or payments or increases in employee salaries in the ordinary course of business consistent with past practice;
          (d) declare or pay any dividends, other than distributions required to permit Sellers to pay federal and state income taxes at the highest federal, state and local income tax rates plus 1% on their Pro Rata Share of the Acquired Companies’ taxable income for 2007;
          (e) adopt or (except as otherwise required by Legal Requirements) amend, or increase the benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any Acquired Company;
          (f) enter into any collective bargaining agreement;
          (g) terminate or modify any Contract in excess of $100,000, except for terminations of Contracts upon their expiration during such period in accordance with their terms or the material breach of the other party thereto;
          (h) except for borrowings in the ordinary course under the Acquired Companies’ credit facility with Dollar Bank or otherwise permitted under Section 5.11, incur or assume any indebtedness for borrowed money or guarantee any obligation of any Person in excess of $25,000;
          (i) incur or assume any obligation to make or pay for any capital expenditures in excess of $100,000 annually in the aggregate;
          (j) sell, transfer, lease to others or otherwise dispose of any material asset or property of any Acquired Company, except with respect to the transfer or conveyance of the Excluded Assets and other sales of inventory, consumption of disposables and collections of receivables in the ordinary course of business consistent with past practice;
          (k) enter into any other Contracts, except Contracts providing for the payment or receipt of consideration or the performance of obligations having an aggregate value less than $100,000 made in the ordinary course of business consistent with past practice;
          (l) permit or cause any change in any Acquired Company’s authorized or issued capital stock; grant any stock option or right to purchase any shares of capital stock of any Acquired Company; issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any Acquired Company’s capital stock;
          (m) enter into any employment, severance, or similar Contract with any director, officer or employee not terminable at will by any Acquired Company;

          (n) enter into any Contract between any Acquired Company and any of Sellers, or any affiliates thereof;
          (o) cause damage to or destruction of any asset or property of any Acquired Company, whether or not covered by insurance, which would be reasonably likely to have a Material Adverse Effect on the Acquired Companies, taken as a whole;
          (p) cancel or knowingly waive any claims or rights with a value to any Acquired Company in excess of $25,000 in the aggregate;
          (q) change materially any accounting methodology used by any Acquired Company, except to the extent consistent with any recommendations, if any, by the auditors of the Audited Statements;
          (r) revoke any Acquired Company’s election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code or permit any action that would result in the termination of such Acquired Company’s status as a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code;
          (s) acquire or agree to acquire the securities or all or substantially all of the assets of any other Person by purchase, merger, consolidation or otherwise; or
          (t) enter into any commitment, whether written or oral, to do any of the foregoing.
     5.4 CONSENTS AND APPROVALS
          Sellers and the Acquired Companies shall use their commercially reasonable best efforts to obtain as promptly as practicable all Seller Required Consents.
     5.5 EFFORTS TO SATISFY CONDITIONS
          Sellers and the Acquired Companies shall use their commercially reasonable best efforts between the date of this Agreement and the Closing Date to cooperate with TOG for purposes of satisfying the conditions set forth in Articles VII and VIII that are within the control of Sellers or any Acquired Company.
     5.6 NO NEGOTIATION
          From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 10, Sellers shall not, and shall cause every Acquired Company’s employees, representatives and agents not to, solicit or entertain an offer from, engage in discussions or otherwise negotiate with, or provide information to, any Person other than TOG with respect to a merger, share exchange, consolidation, business combination or similar transaction involving, or any purchase or sale of all or any significant portion of, the assets or any interest in any Acquired Company (collectively a “Competing Offer”). Sellers shall immediately notify TOG of any attempt by any third party to pursue a Competing Offer.

     5.7 SEC FORM S-1
          Between the date of this Agreement and the Closing Date, Sellers will use commercially reasonable best efforts to cause the Acquired Companies to provide all such financial statements of and other information concerning any Acquired Company as TOG may reasonably request:
          (a) in order to permit TOG to cause Deloitte & Touche LLP to audit the Audited Statements and to describe the business and operations of the Acquired Companies in the Form S-1 and otherwise comply with the disclosure obligations of TOG in the Form S-1 with respect to the Acquired Companies; and
          (b) with respect to all other filings that TOG elects to make or is required by Legal Requirements and Governmental Entities to make in connection with the transactions contemplated hereunder;
provided, that in each such case that none of the Acquired Companies or Sellers shall be responsible for drafting any such disclosure or preparing any such filing, or have any legal responsibility for the accuracy or completeness of any such disclosure or filing, or have any liability thereunder, except to the extent that Sellers, or any representatives of any Acquired Company authorized by the Sellers to provide information to TOG concerning such Acquired Company, knowingly provide TOG with incorrect information for inclusion in such filing. Prior to filing any disclosure or filing covered under this Section, TOG will give Sellers a reasonable opportunity to review and comment upon any disclosures concerning any Acquired Company or Seller that is included in the Form S-1 or any such filing.
     5.8 ACCESS AND INVESTIGATION
          Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, Sellers shall cause the appropriate employees and representatives of each Acquired Company to, upon reasonable prior notice during normal business hours, in a manner so as not to interfere with the normal operations of such Acquired Company or disrupt the employees, suppliers and customers of the Acquired Companies, (a) afford TOG and its employees and representatives appropriate reasonable access to each Acquired Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish TOG and its employees and representatives with copies of all such contracts, books and records, and other existing documents and data as TOG may reasonably request, and (c) furnish TOG and its employees and representatives with such additional financial, operating, and other data and information as TOG may reasonably request; provided, that TOG and its representatives may not meet with any Acquired Company’s personnel without a Seller or Seller representative present and shall not discuss this Agreement or the transactions contemplated hereby with any customer of any Acquired Company without the prior written consent of such Acquired Company.
     5.9 REPRESENTATIONS AND WARRANTIES
          Sellers and the Acquired Companies shall deliver to TOG on the date of the pricing of the IPO (the “Pricing Date”) a certificate stating that each of the representations and warranties of Sellers and the Acquired Companies is true and complete in all material respects as of the Pricing Date (except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), subject to any supplement to the Seller Disclosure Schedules prepared in accordance with Section 3.29 accompanying such certificate.
     5.10 TRANSFER OF EXCLUDED ASSETS
          On or prior to Closing, Sellers shall cause the Acquired Companies to transfer all of the Excluded Assets to Sellers or their designees. In connection with such transfer, no Acquired Company shall have any contingent liability of any sort relating to the Excluded Assets, including, but not limited to, liability relating to any representations, warranties or covenants made to the transferee(s) relating to the Excluded Assets.
     5.11 CERTAIN REAL PROPERTY MATTERS
          Anything to the contrary in this Agreement notwithstanding, the Acquired Companies and the Sellers may borrow money, expend funds and incur related liabilities for the purpose of acquiring and renovating certain real property known as the “North Buffalo School Property” in North Buffalo Township, Pennsylvania (the “North Buffalo Facility”). Sellers will advise TOG in advance of any such obligation in excess of $25,000 in the aggregate. TOG acknowledges that the North Buffalo Facility will be purchased by Sellers or their designee, and to the extent that any Acquired Company borrows money, expends funds or incurs liabilities to acquire and renovate the North Buffalo Facility on behalf of the Sellers or their designee, the Purchase Price shall be reduced by such amount and the same shall be deducted from the Purchase Price paid at Closing in the following ratio: 13.33% of such amount shall be deducted from the TOG Stock delivered under Section 2.4(b)(i); and 86.67% of such amount shall be deducted from the cash delivered under Section 2.4(b)(ii).
ARTICLE VI
COVENANTS OF TOG
          TOG hereby covenants and agrees as follows:
     6.1 CONSENTS AND APPROVALS
          TOG shall use its commercially reasonable efforts to obtain as promptly as practicable all TOG Required Consents the failure of which to obtain would be reasonably likely to have a material adverse effect upon TOG or its business, assets, properties, results of operations or financial condition.
     6.2 EFFORTS TO SATISFY CONDITIONS
          TOG shall use its commercially reasonable best efforts between the date of this Agreement and the Closing Date to cooperate with Sellers and the Acquired Companies for purposes of satisfying the conditions set forth in Articles VII and VIII that are within the control of TOG.
     6.3 SEC FORM S-1
          TOG shall use its commercially reasonable best efforts to:

          (a) file the Form S-1 on or about February 28, 2008, subject to the receipt by TOG of all audited financial statements deemed necessary by Deloitte & Touche LLP for the filing of the Form S-1;
          (b) cause the Form S-1 to be declared effective promptly thereafter; and
          (c) consummate the IPO as soon as practicable thereafter.
     6.4 ACCESS AND INVESTIGATION
          Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, TOG shall cause the appropriate employees and representatives of TOG to, upon reasonable prior notice during normal business hours, in a manner so as not to interfere with the normal operations of TOG or disrupt the employees, suppliers and customers of TOG, (a) afford the Sellers and their representatives appropriate reasonable access to TOG’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Sellers and their representatives with copies of all such contracts, books and records, and other existing documents and data as the Sellers may reasonably request, and (c) furnish the Sellers and their representatives with such additional financial, operating, and other data and information as Sellers may reasonably request; provided, that no Seller or representatives may meet with any TOG personnel without a representative of TOG present and shall not discuss this Agreement or the transactions contemplated hereby with any customer of TOG without TOG’s prior written consent.
     6.5 REPRESENTATIONS AND WARRANTIES
          TOG shall deliver to Sellers on the Pricing Date a certificate stating that each of the representations and warranties of TOG is true and complete in all material respects as of the Pricing Date (except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), subject to any supplement to the TOG Disclosure Schedules prepared in accordance with Section 4.6 accompanying such certificate.
     6.6 INDEMNIFICATION OF OFFICERS AND DIRECTORS
          (a) To the extent permitted by law and subject to Section 9.10, TOG shall cause all rights to indemnification existing in favor of those Sellers who are officers and directors of the Acquired Companies as of the date of this Agreement (the “Indemnified Persons”), except for violations of law or third party claims the basis for which Sellers had knowledge prior to the Closing Date and which are not disclosed in the Seller Disclosure Schedule, for their acts and omissions occurring prior to the Closing Date, to the extent provided in the Acquired Company’s certificate or articles of incorporation, bylaws or other charter documents (as in effect as of the date of this Agreement) to survive the Closing and be observed by TOG and its Affiliates to the fullest extent permitted by law until not earlier than the fifth (5th) anniversary of the Closing Date. Notwithstanding the foregoing, neither TOG, its Affiliates nor the Acquired Companies shall have any obligation whatsoever to indemnify at any time any Person under this Section 6.6 relating to or arising out of any claims whatsoever made at any time by any officer or director of an Acquired Company against another person who was at any time prior to the Closing Date an officer or director of an Acquired Company.

          (b) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, and their respective heirs and representatives.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF TOG
          The obligations of TOG to purchase the Shares and to take the other actions required to be taken by TOG at the Closing are subject to the satisfaction of each of the following conditions, any one or more of which may be waived in whole or in part by TOG at its sole option:
     7.1 REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
          (a) Each of the representations and warranties of Sellers and the Acquired Companies shall be true and complete in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of a fixed, earlier date, in which case such representations and warranties shall be so true and correct as of such date and except for individual representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date, without giving effect to any supplement to the Seller Disclosure Schedule.
          (b) Sellers and the Acquired Companies shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement prior to or at the Closing Date (considered collectively), and shall have performed and complied in all material respects with each of these covenants, agreements and obligations (considered individually).
          (c) Each document required to be delivered pursuant to Section 2.4(a) must have been delivered.
     7.2 IPO CLOSED
          The IPO shall have closed and TOG shall have received from the underwriters the net proceeds for the IPO shares of TOG Stock.
     7.3 NO PROHIBITION
          Neither the consummation nor the performance of any of the transactions contemplated by this Agreement shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause TOG to suffer any material adverse consequence under any applicable Legal Requirement or Order.

     7.4 REQUIRED CONSENTS
          All Seller Required Consents shall have been received and shall be in full force and effect on or prior to the Closing Date.
     7.5 NO ACTION
          No action or proceeding by or before any Governmental Entity shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit, invalidate, delay, make illegal, or otherwise materially interfere with the transactions contemplated by this Agreement.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLERS
          The obligations of Sellers to sell the Shares, and of Sellers and the Acquired Companies to take the other actions required to be taken by under this Agreement, are subject to the satisfaction of each of the following conditions:
     8.1 REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS AND OBLIGATIONS PERFORMED
          (a) Each of the representations and warranties of TOG shall be true and complete in all material respects as of the Closing Date (except to the extent such representations and warranties speak as of a fixed, earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date and except for representations and warranties with materiality qualifiers, which shall be true and correct in all respects), with the same force and effect as though such representations and warranties had been made at the Closing Date, without giving effect to any supplement to the TOG Disclosure Schedule.
          (b) TOG shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement prior to or at the Closing Date (considered collectively), and shall have performed and complied in all material respects with each of these covenants, agreements and obligations (considered individually).
          (c) Each document required to be delivered and action required to be taken pursuant to Section 2.4(b) must have been delivered or taken.
     8.2 IPO CLOSED
          The IPO shall have closed and TOG shall have received from the underwriters the net proceeds for the IPO shares of TOG Stock.
     8.3 NO PROHIBITION
          Neither the consummation nor the performance of any of the transactions contemplated by this Agreement shall, directly or indirectly (with or without notice or lapse of time),

materially contravene, or conflict with, or result in a material violation of, or cause Sellers or any Acquired Company to suffer any material adverse consequence under, any applicable Legal Requirement or Order.
     8.4 REQUIRED CONSENTS
          All TOG Required Consents shall have been received and shall be in full force and effect at or prior to the Closing Date.
     8.5 NO ACTION
          No action or proceeding by or before any Governmental Entity shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement.
     8.6 RELEASE FROM GUARANTEES
          Effective as of the Closing, Sellers shall be fully released and discharged from any guarantees provided by them, either individually or through their affiliates, for liabilities or obligations of any Acquired Company.
ARTICLE IX
INDEMNIFICATION; REMEDIES
     9.1 SURVIVAL
          The representations and warranties set forth in Sections 3.1 (organization), 3.2 (authority), 3.3 (capitalization), 3A.1 (Seller authority), 3A.2 (no conflict), 4.1 (TOG organization) and 4.2 (TOG authority) shall survive the Closing and shall not expire, the representations and warranties set forth in Sections 3.11 (taxes) and 3.20 (environmental matters) shall survive the Closing until 30 days after the expiration of the applicable statute of limitations, and all other representations and warranties of the parties contained in this Agreement shall survive the Closing until April 15, 2009, and as such, and notwithstanding anything herein to the contrary, no party will have any liability for indemnification under this Article IX for any claim made to the extent such claim is based on a representation or warranty that has expired. TOG or the Sellers, as applicable, must give notice to the other of any claim for indemnification with respect thereto under this Article IX in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the applicable expiration period, and the claim with respect to such representation or warranty shall continue until such claim is finally resolved.
     9.2 INDEMNIFICATION BY SELLERS
          (a) Subject to Section 9.5 and the other provisions of this Article IX, the Sellers and (prior to the Closing only) the Acquired Companies, jointly and severally, hereby agree to reimburse, defend, indemnify and hold TOG and (after the Closing only) the Acquired Companies and their respective directors, officers, employees, affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, damages and expenses (including without limitation reasonable attorneys’ fees and court costs) (individually, a “Loss” and, collectively, “Losses”) based upon or resulting from:
               (i) any breach of any of the representations or warranties made by the Sellers or the Acquired Companies under Article III of this Agreement; or
               (ii) any breach of or failure to perform any covenant or agreement made by the Sellers or the Acquired Companies in this Agreement (except for Section 5.1).
          (b) Subject to Section 9.5 and the other provisions of this Article IX, each Seller, severally and not jointly, hereby agrees to reimburse, defend, indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses based upon or resulting from:
               (i) any breach of any of the representations or warranties made by such Seller under Article III.A of this Agreement; or
               (ii) any breach of or failure to perform any covenant or agreement made by such Seller under Section 5.1.
          (c) TOG acknowledges and agrees that the Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates solely to action taken by TOG or its affiliates after the Closing Date. TOG shall take and shall cause its affiliates to take all reasonable steps required by law to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     9.3 INDEMNIFICATION BY PURCHASER AND THE COMPANY
          (a) Subject to Section 9.5 and the other provisions of this Article IX, TOG hereby agrees to reimburse, defend, indemnify and hold the Sellers and their respective affiliates, agents, attorneys, representatives, heirs, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses based upon or resulting from:
               (i) any breach of any of the representations or warranties made by TOG under Article IV of this Agreement; or
               (ii) any breach of or failure to perform any covenant or agreement made by TOG in this Agreement.
          (b) Each Seller acknowledges and agrees that TOG shall not have any liability under Sections 9.3(a)(i) or 9.3(a)(ii) for any Loss to the extent that such Loss relates solely to actions taken by the Sellers or the Acquired Companies prior to the Closing Date. The Sellers shall take all reasonable steps required by law to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

     9.4 INDEMNIFICATION PROCEDURES
          (a) In the event that indemnification may be sought under this Article IX (an “Indemnification Claim”) in connection with (i) any action, suit or proceeding that may be instituted or (ii) any claim that may be asserted by any Person not a party to this Agreement, the party seeking indemnification hereunder (the “Indemnified Party”) shall promptly cause written notice of the assertion of such Indemnification Claim to be delivered to the party from whom indemnification hereunder is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 9.1; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay, as long as such notice is given in no event later than the expiration of the applicable survival period set forth in Section 9.1. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim and, if the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party within the Dispute Period elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) so requested by the Indemnifying Party to participate or (y) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any single Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim arising out of a third party claim. Notwithstanding anything in this Section 9.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.5, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (ii) the aggregate Losses of the Indemnified Party with respect to such

Indemnification Claim. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.
          (b) In the event that an Indemnified Party has any claim against an Indemnifying Party hereunder, but which such claim does not involve an action, suit, proceeding or claim by a third party not party to this Agreement, which such Indemnified Party determines to assert, then such Indemnified Party shall assert such Indemnification Claim by sending written notice to the Indemnifying Party describing in reasonable detail the nature of such claim and the Indemnified Party’s estimate of the amount of Losses attributable to such claim.
          (c) After any final and non-appealable decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a settlement or arbitration shall have been consummated or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to any Indemnification Claim hereunder (any such event a “Final Determination”), then the Indemnifying Party shall pay any amount so determined to such Indemnified Party.
     9.5 LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES
          (a) Notwithstanding the provisions of this Article IX, no Purchaser Indemnified Party shall be entitled to assert any Indemnification Claim pursuant to Section 9.2(a) unless and until the aggregate amount of the Losses suffered by the Purchaser Indemnified Parties exceeds $150,000 (the “Deductible”), in which case the Purchaser Indemnified Parties shall be entitled to indemnification only for Losses in excess of the Deductible.
          (b) Anything to the contrary in this Agreement notwithstanding, the maximum aggregate obligation of the Sellers for all Indemnification Claims pursuant to Section 9.2(a) and 9.2(b) shall not exceed $4,500,000 (the “Cap”), except as provided in Section 9.5(c). Subject to a Final Determination, as between the Sellers only (and without prejudice to the joint and several nature of the Sellers’ indemnification obligations under Section 9.2(a)), each Seller shall be liable for all Indemnification Claims made under Section 9.2(a) up to the Seller’s Pro Rata Share of the Indemnification Claim, and to the extent that a particular Seller is required hereunder to pay a Purchaser Indemnified Party more than such Seller’s Pro Rata Share of the Indemnification Claim, the other Seller hereby agrees to indemnify and reimburse such Seller with respect to the amount exceeding such Seller’s Pro Rata Share.
          (c) Notwithstanding Section 9.5(b), the maximum aggregate obligation of the Sellers for all Indemnification Claims pursuant to Section 9.2(a) to the extent based on a breach of a representation or warranty set forth in Sections 3.1 (organization), 3.2 (authority), 3.3 (capitalization), 3A.1 (Seller authority) or 3A.2 (no conflict) shall not exceed the Purchase Price.
          (d) Anything to the contrary in this Section 9.5 notwithstanding, no Seller shall be entitled to the benefit of the Deductible and Cap with respect to any Indemnification Claim to the extent arising out of or relating to the fraud or fraudulent misrepresentation of such Seller.

          (e) Anything to the contrary in this Agreement notwithstanding, no Seller Indemnified Party shall be entitled to be indemnified with respect to an Indemnified Claim based on a breach of a representation or warranty under Article III or Article III.A to the extent that TOG had actual knowledge of such breach prior to the Closing.
     9.6 CALCULATION OF LOSSES
          The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses but shall not be reduced by the net present value of any Tax benefits realized or expected to be realized by the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses and recover under insurance policies or otherwise for any Losses.
     9.7 TAX TREATMENT OF INDEMNITY PAYMENTS
          The Sellers and TOG agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
     9.8 EXCLUSION OF DAMAGES
          Losses subject to indemnification or reimbursement under this Article IX shall not include any incidental or consequential damages, including lost or anticipated profits, except to the extent such damages are payable by an Indemnified Party to a third party.
     9.9 EXCLUSIVE REMEDY
          From and after Closing, the sole and exclusive remedy for any breach or alleged breach of any representation or warranty or any covenant or agreement in this Agreement shall be indemnification in accordance with this Article IX. Notwithstanding the foregoing, this Section 9.9 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
     9.10 NO CIRCULAR RECOVERY
          After the Closing, no Seller shall make a claim for indemnification against TOG or an Acquired Company under this Agreement or the Organizational Documents of the Acquired Company by reason of the fact that such Seller was a controlling person, director, officer, employee, agent or other representative of such Acquired Company with respect to any claim brought by TOG against Sellers pursuant to this Article IX.

ARTICLE X
TERMINATION
     10.1 TERMINATION
          This Agreement may be terminated and the acquisition may be abandoned at any time prior to the Closing Date:
          (a) by mutual written consent of Sellers and TOG;
          (b) by TOG, if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Sellers or the Acquired Companies which, if not cured, would reasonably be expected to render the satisfaction of any of the conditions set forth in Article VII impossible and such breach has not been cured within ten (10) days following TOG’s written notice of such breach; or
          (c) by Sellers, if there has been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of TOG which, if not cured, would reasonably be expected to render the satisfaction of any of the conditions set forth in Article VIII impossible and such breach has not been cured within ten (10) days following Sellers’ written notice of such breach; or
          (d) by either Sellers or TOG if the Closing has not been consummated by May 31, 2008, unless the failure to close is due to a breach of this Agreement by the party seeking to terminate this Agreement.
     10.2 EFFECT OF TERMINATION
          If this Agreement is terminated pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect with no liability on the part of any party. Additionally, in the event that this Agreement is terminated in accordance with Section 10.1(b) or 10.1(c) of this Agreement, the terminating party, as its sole and exclusive remedy, shall be entitled to reimbursement from the breaching party of the terminating party’s out-of-pocket expenses arising out of and related to this Agreement including, but not limited to, the negotiation of, performance of due diligence with respect to this Agreement.
ARTICLE XI
TAX MATTERS
     11.1 SECTION 338(h)(10) ELECTION
          (a) At the election of TOG at or prior to Closing, Sellers and TOG agree to join in making elections under section 338(h)(10) of the Code and any corresponding or similar provision of state and local Legal Requirements with respect to treating the purchase and sale of the Shares as an asset sale for tax purposes and shall cooperate in the preparation and filing of IRS Form 8023 and any other tax forms or filings necessary to effect such election. No party shall take any action (i) inconsistent with the treatment of this transaction as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code or (ii) which would otherwise make an election under

Section 338(h)(10) unavailable. In the event TOG determines to make a 338(h)(10) election, the Purchase Price shall be allocated among the types of each Acquired Company’s assets as mutually agreed by the parties, which shall be consistent with an appraisal of tangible and intangible assets of the Acquired Companies obtained by TOG at its expense. Within a reasonable time before Closing (which shall in no event be less than five business days before the scheduled Closing Date), TOG shall prepare and provide to Sellers a draft IRS Form 8023 (Election Under Section 338 for Corporations Making Qualified Stock Purchases) and any similar state and local forms for execution at the Closing. Sellers shall file one original of the Form 8023 with the IRS and one original of any similar state or local forms with each appropriate Tax authority prior to or on the due date for such filings. None of the parties shall take any tax position inconsistent with such allocation and each of the parties shall reflect such allocation where relevant in all tax filings.
          (b) In the event that TOG elects to make such 338(h)(10) election, TOG shall pay to Sellers additional consideration under this Section 11.1(b) (the “Make-Whole Amount”) equal to the excess of (i) the sum of (A) the aggregate amount of taxes (including, without limitation, state personal income taxes) imposed on Sellers solely as a result of (1) the deemed transfer of the assets by the Acquired Companies contemplated by Section 338(h)(10) of the Code and the deemed liquidation of the Acquired Companies as contemplated by Section 338(h)(10) of the Code (assuming for this purpose the distribution by the Acquired Companies of the Purchase Price in accordance with the Sellers’ Pro Rata Shares) and (2) the allocation of a portion of the Purchase Price to the non-competition covenants set forth in this Agreement, plus (B) the aggregate amount of taxes (including, without limitation, state personal income taxes) that are imposed on Sellers as a result of any payments made to them by TOG under this Section 11.1(b), over (ii) the aggregate amount of taxes (including, without limitation, state personal income taxes) that would have been imposed on Sellers if Sellers had sold the Shares to TOG in a fully taxable transaction outside the scope of Section 338 of the Code under the same terms as are provided in this Agreement and without any allocation of a portion of the Purchase Price to the non-competition covenants set forth in this Agreement. In computing the Make-Whole Amount with respect to either Seller it shall be assumed that the only tax items of such Seller are those that arise (or would have arisen) as a result of the transactions (or deemed transactions described in (i) and (ii) above) and that each of Sellers are residents of the Commonwealth of Pennsylvania. TOG and the Sellers and their respective representatives shall jointly determine the actual amount of such excess, which, as noted above, includes any amount of taxes that are payable as a result of any payments made under this Section 11.1(b). TOG shall cause any Make-Whole Amount resulting from the application of such procedures to be paid at least five (5) days prior to the filing of the applicable tax return. If it is finally determined that the Sellers should have, for federal or state estimated tax purposes, included taxes attributable to the gain recognized because a section 338(h)(10) election and/or an analogous state election was made with respect to the acquisition of the Shares in excess of the amount of gain that would have been recognized had a section 338(h)(10) election and/or an analogous state election not been made, in their estimated tax payments for 2008, TOG agrees to indemnify and to pay, upon such final determination, to the Sellers the full amount of the interest, penalty and/or addition to taxes imposed on the sellers under Code Section 6655, or similar provisions of state law, for the failure to include such amount in their estimated tax payments for 2008.

     11.2 TAX RETURNS
          (a) Sellers will be liable for and will timely pay or caused to be paid, in accordance with their respective Pro Rata Shares, all Income Taxes owed by or attributable to the Sellers or the Acquired Companies relating to the business of the Acquired Companies, for all periods ending on or before the Closing Date and, as to taxable periods beginning before and ending after the Closing Date (each a “Straddle Period”), for that portion of the Straddle Period that occurs prior to the Closing Date (collectively, Sellers’ tax liabilities are “Pre-Closing Tax Liabilities”). As used herein, “Income Taxes” of any Person means any taxes that are based on or assessed against the income of such Person.
          (b) Sellers will timely prepare and file all income tax returns of the Acquired Companies for the twelve (12) months ending December 31, 2007, and TOG will timely prepare and file or cause to be prepared and filed all other tax returns of the Acquired Companies which reflect any Pre-Closing Tax Liabilities (collectively, “Pre-Closing Tax Returns”). The income, expenses, deductions and credits with respect to the Acquired Companies on the Pre-Closing Tax Returns will be computed in a manner consistent with the Acquired Companies’ past practices, principles and methods. For purposes of calculating Sellers’ Pre-Closing Tax Liabilities with respect to any Straddle Period, the income and expenses the Acquired Companies will be apportioned between the period prior to the Closing Date and the period from and after the Closing Date by closing the books of the Acquired Companies as of the Closing Date as though the taxable year of the Acquired Companies terminated as of such date. The party preparing any Pre-Closing Tax Returns will deliver such Pre-Closing Tax Returns to the other party for its review and comment at least thirty (30) days prior to filing the same.
          (c) If TOG, on the one hand, or Sellers, on the other hand, receive notice from any taxing authority of any pending or threatened tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to any Pre-Closing Tax Liability, such party will promptly notify the other party thereof. Sellers will have the right (and, in the case of any matter that could result in increased Pre-Closing Tax Liability of the Acquired Companies, the obligation) to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return and contest, resolve, defend against and settle any assessment, reassessment, notice of deficiency or other proposed adjustment or claim with respect to any Pre-Closing Tax Liability; provided, that, (i) TOG and the Acquired Companies will have the right to participate in any such matter at their own expense, and (ii) Sellers will have no right to settle any such matter without TOG’s consent if such settlement would be reasonably likely to have a material adverse effect on the post-Closing tax liabilities of TOG or the Acquired Companies. Sellers will be entitled to retain for their own account, in accordance with their Pro Rata Shares, any refunds of taxes attributable to any Pre-Closing Tax Returns.
          (d) Each party agrees to cooperate with, and to provide the other party with such information as it may reasonably request, in connection with the preparation or filing of any tax returns or any matter referred to in subsection (c) above.

ARTICLE XII
GENERAL PROVISIONS
     12.1 EXPENSES
          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing, the Acquired Companies’ and Sellers’ Transaction Fees in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Acquired Companies immediately prior to Closing in an amount not exceed One Hundred Thousand Dollars ($100,000). All Transaction Fees in excess of One Hundred Thousand Dollars ($100,000) shall be paid by Sellers.
     12.2 PUBLIC ANNOUNCEMENTS
          No party will make any press release or other public announcement regarding this Agreement or the other Closing Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same; provided that TOG may disclose this Agreement and the transaction contemplated hereby in the Form S-1 filed with the Securities and Exchange Commission in connection with the IPO and either party may issue a public announcement or disclosure to the extent such party is advised by counsel that such public announcement or disclosure is necessary to comply with applicable Legal Requirement or the rules, regulations or interpretations of the Securities and Exchange Commission, any national securities exchange, Nasdaq or other applicable electronic quotation system.
     12.3 NOTICES
          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

Sellers:	(if prior to the Closing):

Paul F. Maxin and/or Eugene J. Pochapsky
108 Kountz Lane
Freeport, PA 16229

(if after the Closing)

Paul F. Maxin

126 Old Gate Road
Trafford, PA 15085

Eugene J. Pochapsky
100 Black Oak Drive
Cheswick, PA 15024
with a copy (which shall not constitute notice) to:

Cohen & Grigsby, P.C.
Attn: Andrew Flowers, Esq.
11 Stanwix Street, 15th Floor
Pittsburgh, Pennsylvania 15222
Fax: (412) 209-0672

TOG:	The O’Gara Group, Inc.
7870 East Kemper Rd.
Suite 460
Cincinnati, OH 45249
Attention: Wilfred T. O’Gara
Fax No: (513) 489-4825

with a copy (which shall not constitute notice) to:

Abram S. Gordon
General Counsel
The O’Gara Group, Inc.
7870 East Kemper Rd.
Suite 460
Cincinnati, OH 45249
Fax No: (513) 489-4825
     12.4 FURTHER ASSURANCES
          The parties agree (a) to furnish upon reasonable request to each other such further information, (b) to execute and deliver to each other such other documents reasonably requested, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     12.5 WAIVER
          Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege.

     12.6 ENTIRE AGREEMENT AND MODIFICATION
          This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including any correspondence between TOG and Sellers and TOG and Acquired Companies) and constitutes (along with the documents referred to in this Agreement) the entire agreement between the parties with respect to its subject matter, except for that certain Confidentiality Agreement dated August 15, 2005 and subsequent Modification One (the “Confidentiality Agreement”), which shall survive until Closing. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     12.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
          Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties except that TOG may assign any of its rights, but not its obligations, under this Agreement to any subsidiary or affiliate of TOG. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
     12.8 SEVERABILITY
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.
     12.9 SECTION HEADINGS, CONSTRUCTION
          The headings of Sections in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     12.10 GOVERNING LAW
          This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles, except that Ohio law shall govern all corporate organizational and governing issues with respect to TOG.
     12.11 COUNTERPARTS
          This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]
          The parties have executed and delivered this Agreement as of the date first written above.

TOG The O’Gara Group, Inc.
By:	/s/ Michael J. Lennon
Title: Chief Operating Officer

OMNI OmniTech Partners, Inc.
By:	/s/ Paul F. Maxin
Title: President

OPTI Optical Systems Technology, Inc.
By:	/s/ Paul F. Maxin
Title: President

KEYSTONE Keystone Applied Technologies, Inc.
By:	/s/ Paul F. Maxin
Title: President

SELLERS
/s/ Paul F. Maxin
Paul F. Maxin

/s/ Eugene J. Pochapsky
Eugene J. Pochapsky

AMENDMENT AND SUPPLEMENT TO
STOCK PURCHASE AGREEMENT
          This Amendment and Supplement to Stock Purchase Agreement (this “Amendment”) is entered into effective as of the May 23, 2008, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), OmniTech Partners, Inc., a Pennsylvania corporation (“OMNI”), Optical Systems Technology, Inc., a Pennsylvania corporation (“OSTI”), Keystone Applied Technologies, Inc., a Pennsylvania corporation (“Keystone”; OMNI, OSTI and Keystone are each referred to herein as the “Acquired Companies”), Paul F. Maxin, a resident of Pennsylvania (“Maxin”), and Gene Pochapsky, a resident of Pennsylvania. (“Pochapsky”; Maxin and Pochapsky are each referred to the “Sellers”).
          WHEREAS, TOG, the Acquired Companies and the Sellers are parties to that certain Stock Purchase Agreement dated as of January 10, 2008 (the “Purchase Agreement”); and
          WHEREAS, the parties desire to amend and/or supplement certain provisions of the Purchase Agreement.
          NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and supplement the Purchase Agreement as follows:
          1. Section 2.2 of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
          “2.2 PURCHASE PRICE
          The aggregate purchase price for the Shares is Thirty Million Four Hundred Thirty-Three Thousand Three Hundred Thirty-Two and no/ 100 Dollars ($30,433,332.00) (the “Purchase Price”), $26,433,332.00 of which shall be payable in cash (the “Cash Purchase Price”) and $4,000,000.00 of which shall be payable in TOG Stock, each of which shall be due and payable as set forth in Section 2.4(b) below and subject to adjustment pursuant to this Section 2.2 and to Section 5.11 below. Of the Purchase Price, $25,000.00 is allocated to the stock of OMNI, $250,000.00 is allocated to the stock of Keystone and the balance of the Purchase Price is allocated to the stock of OSTI.”
          2. Section 2.4(b)(ii) of the Purchase Agreement is hereby amended by deleting “$26,000,000” and substituting “$26,433,332.00” in lieu thereof.
          3. Section 6.3(a) of the Purchase Agreement is hereby amended by deleting “February 28, 2008” and substituting “July 15, 2008” in lieu thereof.
          4. Section 10.1(d) of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
                     “(d) by either Sellers or TOG if the Closing has not been consummated by September 30, 2008, unless such failure is due to a breach of this Agreement by the party seeking to terminate this Agreement.”

          5. Section 10.1 of the Purchase Agreement is hereby amended by adding the following as a new Section 10.1(e):
                    “(e) by Sellers if TOG or its designee has not by July 15, 2008 entered into a definitive stock purchase agreement to purchase Isoclima S.p.A. in a transaction to close prior to or concurrently with the Closing.”
          6. TOG agrees to retain, at its expense, or, if agreed by the parties, reimburse the Acquired Companies for, the services of James Milano and any other consultant or resources that the parties mutually agree may be necessary or advisable to assist TOG and the Acquired Companies to complete the audit of the Acquired Companies’ financial statements as expeditiously as possible. Such expenses shall not be included in the definition of “Transaction Fees”.
          7. Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Purchase Agreement.
          8. Except as modified in this Amendment, the parties hereby affirm all provisions of the Purchase Agreement and confirm that such Purchase Agreement is in full force and effect pursuant to the terms therein. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Purchase Agreement, the provisions of this Amendment shall prevail and the provisions of the Purchase Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.
[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE TO AMENDMENT AND SUPPLEMENT TO STOCK PURCHASE AGREEMENT]
          IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.

The O’Gara Group, Inc.
By:	/s/ Michael J. Lennon
Title: Chief Operating Officer

OmniTech Partners, Inc.
By:	/s/ Paul F. Maxin
Title: President

Optical Systems Technology, Inc.
By:	/s/ Paul F. Maxin
Title: President

Keystone Applied Technologies, Inc.
By:	/s/ Paul F. Maxin
Title: President

/s/ Paul F. Maxin
Paul F. Maxin

/s/ Gene Pochapsky
Gene Pochapsky

SECOND AMENDMENT AND SUPPLEMENT TO
STOCK PURCHASE AGREEMENT
     This Second Amendment and Supplement to Stock Purchase Agreement (this “Amendment”) is entered into effective as of August 19, 2008, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), OmniTech Partners, Inc., a Pennsylvania corporation (“OMNI”), Optical Systems Technology, Inc., a Pennsylvania corporation (“OSTI”), Keystone Applied Technologies, Inc., a Pennsylvania corporation (“Keystone”; OMNI, OSTI and Keystone are each referred to herein as the “Acquired Companies”), Paul F. Maxin, a resident of Pennsylvania (“Maxin”), and Gene Pochapsky, a resident of Pennsylvania. (“Pochapsky”; Maxin and Pochapsky are each referred to the “Sellers”).
     WHEREAS, TOG, the Acquired Companies and the Sellers are parties to that certain Stock Purchase Agreement dated as of January 10, 2008, as amended by that certain Amendment and Supplement to Stock Purchase Agreement, dated as of May 23, 2008 (as the same may be further amended, supplemented or modified, the “Purchase Agreement”); and
     WHEREAS, the parties again desire to amend and/or supplement certain provisions of the Purchase Agreement.
     NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and supplement the Purchase Agreement as follows:
     1. Section 2.2 of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
     “2.2 PURCHASE PRICE; EXTENSION OPTIONS
     The aggregate purchase price for the Shares is Thirty Million Four Hundred Thirty-Three Thousand Three Hundred Thirty-Two Dollars ($30,433,332) (the “Purchase Price”), $26,433,332 of which shall be payable in cash (the “Cash Purchase Price”) and $4,000,000 of which shall be payable in TOG Stock, each of which shall be due and payable as set forth in Section 2.4(b) below and subject to adjustment pursuant to this Section 2.2 and to Section 5.11 below. Notwithstanding the foregoing, if the Closing occurs on or after October 1, 2008, the Cash Purchase Price shall automatically be increased by the amount of $108,333 (for an aggregate Cash Purchase Price of $26,541,665). If the Closing has not occurred on or before October 31, 2008, TOG will have the unilateral right to extend the Termination Date under Section 10.1(d) until November 30, 2008 upon written notice to the Sellers delivered on or before November 1, 2008 (the “First Extension Option”) and the Cash Purchase Price shall automatically be increased by an additional $500,000 (for an aggregate Cash Purchase Price of $27,041,665). If TOG has exercised its First Extension Option but the Closing has not occurred on or before November 30, 2008, TOG will have the unilateral right to extend the Termination Date under Section 10.1(d) until December 31, 2008 upon written notice to the Sellers delivered on or before December 1, 2008 (the “Second Extension Option”, and together with the First Extension Option, the “Extension Options”) and the Cash Purchase Price shall automatically be increased by an additional $500,000 (for an aggregate Cash Purchase Price of $27,541,665). Of the Purchase Price, $25,000 is allocated to the stock of OMNI, $250,000 to the stock of Keystone and the balance of the Purchase Price is allocated to the stock of OSTI.”
     2. Section 2.4(b)(ii) of the Purchase Agreement is hereby deleted and replace in its entirety as set forth below:
          “(ii) Cash in an aggregate amount equal to the Cash Purchase Price minus the amount of the Transaction Fees and the $3,000,000 escrow amount under the Escrow Agreement, and further subject to Section 5.11 below, to be paid to Sellers in immediately available funds by wire transfer to each Seller in accordance with his respective Pro Rata Share;”
     3. Section 6.3(a) of the Purchase Agreement is hereby amended by deleting “July 15, 2008” and substituting “August 31, 2008” in lieu thereof.
     4. Section 10.1(d) of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
          “(d) by either Sellers or TOG if the Closing has not been consummated by October 31, 2008 (the “Termination Date”), subject to the Extension Options, unless such failure is due to a breach of this Agreement by the party seeking to terminate this Agreement.”
     5. Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Purchase Agreement.
     6. Except as modified in this Amendment, the parties hereby affirm all provisions of the Purchase Agreement and confirm that such Purchase Agreement is in full force and effect pursuant to the terms therein. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Purchase Agreement, the provisions of this Amendment shall prevail and the provisions of the Purchase Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.
[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE TO SECOND AMENDMENT AND SUPPLEMENT TO STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.

The O’Gara Group, Inc.
By:	/s/ Michael J. Lennon
Title: Chief Operating Officer

OmniTech Partners, Inc.
By:	/s/ Paul F. Maxin
Title: President

Optical Systems Technology, Inc.
By:	/s/ Paul F. Maxin
Title: President

Keystone Applied Technologies, Inc.
By:	/s/ Paul F. Maxin
Title: President

/s/ Paul F. Maxin
Paul F. Maxin

/s/ Gene Pochapsky
Gene Pochapsky